Exhibit 4.16.1

Ministry of the Russian Federation for Telecommunications and Information Technologies

Amendment No. 1

to License No. 23072 (registration series A 022575)

dated August 1, 2002

To amend clause 8 of the Conditions For Carrying Out Activities Under License No. 23072 to read as follows:

“8. Telematic services shall be provided to the users of the cellular mobile communications network and of the telematic services of OJSC “Vimpelcom-Region”.

First Deputy Minister of the Russian Federation for Telecommunications and Information Technologies	/Signature/	B.D. Antonyuk

	/seal/	December 30, 2003

Deputy Head of the Department of the Organization of Licensing Activity	/Signature/	B.V. Vorobyev